EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1. Galena State Bank and Trust Company, an Illinois state bank with its main office located in Galena, Illinois
2. Dubuque Bank and Trust Company, an Iowa state bank with its main office located in Dubuque, Iowa
2.a.   DB&T Insurance, Inc.
2.b.   DB&T Community Development Corp.
3.     Keokuk Bancshares, Inc. (dba KBS Investment Corp.)
4. First Community Bank, FSB, a federal savings bank with its main office located in Keokuk, Iowa
4.a.   KFS Services, Inc.
5. Riverside Community Bank, an Illinois state bank with its main office located in Rockford, Illinois
6.     Citizens Finance Co.
7.     ULTEA Inc.
7.a.   Autorent Wisconsin, Inc.
7.b.   Econo Lease, Inc.
8. Wisconsin Community Bank, a Wisconsin bank with its main office located in Cottage Grove, Wisconsin
8.a.   DBT Investment Corporation
9. New Mexico Bank & Trust, a New Mexico state bank with its main office located in Albuquerque, New Mexico
10.    Heartland Capital Trust I
11.    Heartland Statutory Trust II